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VanEck Merk Gold Trust

2020-08-05 VanEck Merk Gold Trust (OUNZ) - MarketWatch article

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8/6/2020 Gold will top $3,000, says this firm, one of the first to call the gold bull market of the 20th century - MarketWatch

The Tell

Gold will top $3,000, says this firm, one of the first to call the gold bull market of the 20th century

Published: Aug. 5, 2020 at 3:43 p.m. ET

By Andrea Riquier

The base case is for $3,400 an ounce

GOLD -1.64% INIVX +0.85% GDX -1.23% OUNZ +1.13%

Gold bullion bars are pictured after being inspected and polished at the ABC Refinery in Sydney on August 5, 2020, one day after touching $2,000 for the first time.

DAVID GRAY/AGENCE FRANCE-PRESSE/GETTY IMAGES

Gold at $3,000? It's a lofty target price, but if anyone knows how to call the price of gold, it may be Jan van Eck.

https://www.marketwatch.com/story/gold-will-top-3-000-says-this-firm-one-of-the-first-to-call-the-gold-bull-market-of-the-20th-century-11596656597 1/3

8/6/2020 Gold will top $3,000, says this firm, one of the first to call the gold bull market of the 20th century - MarketWatch

Jan's father John launched the first American gold fund, in 1956. And in 1968, he moved the bulk of the portfolio into gold miner equities, just in time for the gold bull market that accompanied the end of the Bretton Woods system in the early 1970s.

With real interest rates currently negative in many countries, and in a deflationary environment, with unprecedented worldwide central bank stimulus, the firm's call is for gold to touch $3,400 an ounce. That represents roughly 68% upside from current levels **GOLD**, -1.64%.

That first-ever gold mutual fund, VanEck International Investors Gold Fund **INIVX**, +0.85%, has $1.2 billion in assets and has returned more than 56% in the year to date through August 3. The firm has also launched several exchange-traded funds to provide exposure to the precious metal.

The company offers the VanEck Vectors Gold Miners ETF **GDX**, -1.23%, and the only physical gold exchange-traded product that offers investors the opportunity to take delivery of their underlying holdings, the VanEck Merk Gold Trust. **OUNZ**, +1.13% VanEck Merk Gold Trust (OUNZ).

As of June 30, 2020, VanEck had $23.5 billion in assets across various gold-related strategies.

See: It's 'no fun' to be a small fund manager most of the time, Jan van Eck says — but right now is an exception

S&P 500, Dow book 4th days of gains, Nasdaq adds 6th, as market awaits more pandemic aid

https://www.marketwatch.com/story/gold-will-top-3-000-says-this-firm-one-of-the-first-to-call-the-gold-bull-market-of-the-20th-century-11596656597 2/3

8/6/2020 Gold will top $3,000, says this firm, one of the first to call the gold bull market of the 20th century - MarketWatch

Andrea Riquier

Andrea Riquier reports on housing and banking from MarketWatch's New York newsroom. Follow her on Twitter @ARiquier.

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https://www.marketwatch.com/story/gold-will-top-3-000-says-this-firm-one-of-the-first-to-call-the-gold-bull-market-of-the-20th-century-11596656597 3/3

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